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                                                                 Exhibit 99.2

                                                        FOR IMMEDIATE RELEASE

                       OrCAD AND SUMMIT DESIGN MUTUALLY AGREE
                            TO TERMINATE PROPOSED MERGER

     Beaverton, Oregon, February 2, 1999 -- OrCAD-Registered Trademark- (NASDAQ:OCAD) today announced that it and Summit Design (NASDAQ:SMMT) have mutually agreed to terminate the Agreement and Plan of Reorganization originally announced on September 20, 1998. OrCAD is the leading supplier of Windows-Registered Trademark- EDA software and services to electronics companies worldwide.

     Mike Bosworth, OrCAD chairman, president, and CEO, stated, "The proposed merger with Summit is no longer in the best interests of OrCAD stockholders. OrCAD will continue to pursue its strategic direction as exemplified by the recent shipment of its new Release 9 products to the world's largest community of electronics designers."

     Excepting any fourth quarter charges relating to the terminated merger, OrCAD expects to meet or exceed current analyst consensus estimates for revenue and earnings per share for the fourth quarter of 1998. OrCAD will announce its fourth quarter earnings on February 4, 1999, after the market closes.

ABOUT OrCAD

     Founded in 1985, OrCAD (NASDAQ:OCAD) is the leading supplier of Windows EDA software and services to electronics companies worldwide. The company's solutions increase productivity in the management of component data, and in the design of field-programmable gate arrays (FPGAs), complex programmable logic devices (CPLDs), analog and mixed analog-digital circuits, and printed circuit boards (PCBs). OrCAD serves many segments of the worldwide electronics industry, including aerospace, telecom, industrial control, military, medical equipment, semiconductor,


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computer, and consumer products.

     The company is headquartered in Beaverton, Oregon, with offices in Irvine, California; Yokohama, Japan; and Basingstoke, England. In other countries worldwide, a network of resellers represents OrCAD.

FORWARD-LOOKING STATEMENTS

     Except for the historical information included herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Therefore, actual outcomes or future results could differ materially from those presented herein. Factors that could cause or contribute to such differences include, but are not limited to, the length of sales cycles, demand for the company's products, the timely development and market acceptance of new products and upgrades to existing products, the impact of competitive products and pricing, economic conditions, impact of the termination of the merger with Summit Design, and other risks detailed from time to time in the company's SEC reports.

     NOTE: OrCAD is a registered trademark and all OrCAD product and service names are either registered trademarks, trademarks, or service marks of OrCAD, Inc. Microsoft, Windows, and Windows NT are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries. All other trademarks are the property of their respective holders.




Contact: Jean Armstrong
Armstrong Kendall, Inc.
3800 S.W. Cedar Hills Blvd., Suite 226
Portland, Oregon 97005 U.S.A.
PH:  503-643-7663
FX:  503-672-4699

Contact: Dave Bundy
OrCAD, Inc.
9300 S.W. Nimbus Avenue
Beaverton, Oregon 97008 U.S.A.
PH:  503-671-9500
FX:  503-671-9501

OrCAD DIRECT Sales: 800-671-9505
Email:  info@orcad.com
Instant Information Via Fax: 800-448-8647